Exhibit 3.1

AMENDMENTS TO BYLAWS
OF
WASHINGTON MUTUAL, INC.

ARTICLE I
OFFICES

            The principal office and place of business of the corporation in the state of Washington shall be located at ~~1201 Third~~ 1301 Second Avenue, Seattle, Washington  98101.

            The corporation may have such other offices within or without the state of Washington as the board of directors may designate or the business of the corporation may require from time to time.

ARTICLE III
SHAREHOLDERS

                        Section 3.4.  Fixing of Record Date.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors may fix ~~in advance~~ a date as the record date for any such determination of shareholders, which date in any case shall not be more than seventy (70) days and, in the case of a meeting of shareholders, not less than 20 days prior to the date on which the particular action requiring such determination of shareholders is to be taken.  If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend or distribution, the day before the first notice of a meeting is dispatched to shareholders or the date on which the resolution of the board of directors authorizing such dividend or distribution is adopted, as the case may be, shall be the record date for such determination of shareholders.  When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the board of directors fixes a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

            The record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs the consent in lieu of meeting.

ARTICLE IV.
BOARD OF DIRECTORS

            Section 4.4.  Special Meetings.  Special meetings of the board of directors may be called by  ~~the board~~ one-third of the directors, the  ~~chairman of the  board~~ Chairman, or the  ~~president~~ President. The notice of a special meeting of the board of directors shall state the date and time and, if the meeting is not exclusively telephonic, the place of the meeting.  Unless otherwise required by law, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.  Notice shall be given by the person or persons authorized to call such meeting, or by the  ~~secretary~~ Secretaryat the direction of the person or persons authorized to call such meeting.  The notice may be oral or written.  If the notice is orally communicated in person or by telephone to the director or to the director's personal secretary or is sent by electronic mail, telephone or wireless equipment, which transmits a facsimile of the notice to the director’s electronic mail designation or telephone number appearing on the records of the corporation, the notice of a meeting shall be timely if sent no later than twenty-four (24) hours prior to the time set for such meeting.  If the notice is sent by courier to the director’s address appearing on the records of the corporation, the notice of a meeting shall be timely if sent no later than three (3) full days prior to the time set for such meeting.  If the notice is sent by mail to the director’s address appearing on the records of the corporation, the notice of a meeting shall be timely if sent no later than five (5) full days prior to the time set for such meeting.

ARTICLE V
OFFICERS

            Section 5.1.  Ranks and Terms in Office.  The officers of the corporation shall be a Chief Executive Officer, a Chairman, a President of the Corporation, a General Auditor, a Chief Financial Officer, a Controller, and such Vice Chairmen,  ~~Group Presidents, Senior Executive Vice Presidents,~~ Executive Vice Presidents, Senior Vice Presidents or First Vice Presidents as the board of directors may designate and elect, or such other officers as the board of directors may designate and elect or the Chief Executive Officer may designate and appoint.

Officers shall serve until the termination of their employment or their earlier removal from service as officers.  Any officer may be removed, with or without cause, by the board of directors, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.  Other than the General Auditor, any officer who has been elected by the board of directors may be suspended with or without pay by the Chief Executive Officer, and any other officer may be removed or suspended with or without pay by the Chief Executive Officer, but such removal or suspension shall be without prejudice to the contractual rights, if any, of the person so removed or suspended.  The termination of any officer’s employment shall constitute removal of such person from office, effective as of the date of termination of employment.

            Section 5.5.  General Auditor.  The General Auditor shall supervise and maintain continuous audit control of the assets and liabilities of the corporation.  He shall be responsible only to the Audit Committee of the board of directors in coordination with the Chief Executive  ~~officer~~ Officer.  He shall perform such other duties as may be assigned to him by the Chief Executive Officer or the President of the Corporation from time to time, only to the extent that such other duties do not compromise the independence of audit control.

            Section 5.7   Controller.  The Controller shall be the chief accounting officer of the corporation and shall have supervisory control and direction of the general accounting, accounting procedure, budgeting and general bookkeeping, and shall be the custodian of the general accounting books, records, forms and papers.  He shall also perform such other duties as may be assigned from time to time by a committee of directors or officers that the board of directors has authorized to assign such duties or by the Chief Executive Officer, the President of the Corporation, a Vice Chairman,~~a Group President, a Senior Executive Vice President~~or an Executive Vice President, only to the extent that such other duties do not compromise the independence of audit control.

            Section 5.8.  Vice Chairmen,  ~~Group Presidents, Senior Executive Vice Presidents,~~ Executive Vice Presidents.   ~~Any~~ Vice Chairmen~~, Group Presidents, Senior Executive Vice Presidents,~~ and Executive Vice Presidents shall perform such duties as may be assigned from time to time by a committee of directors or officers that the board of directors has authorized to assign such duties or by the Chief Executive Officer or the President of the Corporation.

            Section 5.9.  Senior Vice Presidents, First Vice Presidents and Vice Presidents.  Senior Vice Presidents, First Vice Presidents and Vice Presidents shall perform such duties as may be assigned from time to time by a committee of directors or officers that the board of directors has authorized to assign such duties or by the Chief Executive Officer, the President of the Corporation, a Vice  ~~Chairmen, a Group President, a Senior Executive Vice President or  a~~ Chairman or an Executive Vice President.

            Section 5.10.  Secretary and Assistant Secretary.  Except as otherwise set forth in these bylaws, the Secretary of the corporation shall keep the minutes of all meetings of the board of directors and of the shareholders and give such notices to the directors or shareholders as may be required by law or by these Bylaws.  The Secretary shall have the custody of the corporate seal, if any, and the contracts, papers and documents belonging to the corporation.  The Secretary shall also perform such other duties as may be assigned from time to time by a committee of directors or officers that the board of directors has authorized to assign such duties or by the Chief Executive Officer, the President of the Corporation, a Vice Chairman,~~a Group President, a Senior Executive Vice President~~or an Executive Vice President.  Except as otherwise set forth in these bylaws, in the absence of the Secretary, the powers and duties of the Secretary shall devolve upon an Assistant Secretary or such person as shall be designated by the Chief Executive Officer.

            Section 5.11.  Combining Offices.  An officer who holds one office may, with or without resigning from such existing office, be elected by the board of directors to hold, in addition to such existing office, the office of Chairman, Vice Chairman,  ~~Group President Senior~~ Executive Vice President, Senior Vice President, First Vice President or Vice President.  An officer who holds one office may, with or without resigning from such existing office, be appointed by the Chief Executive Officer to hold, in addition to such existing office, another office other than the office of Chairman, Vice Chairman,~~Group President Senior~~Executive Vice President, Senior Vice President, First Vice President or Vice President.

            Section 5.12.  Other Officers.  The other Officers shall perform such duties as may be assigned by a committee of directors or officers that the board of directors has authorized to assign such duties or by the Chief Executive Officer, the President of the Corporation, a Vice Chairman,~~a Group President, a Senior Executive Vice President~~or an Executive Vice President.  The Chief Executive Officer may designate such functional titles to an officer, as the Chief Executive Officer deems appropriate from time to time.

            Section 5.14.  Execution of Contracts and Other Documents.  The Chief Executive Officer, the President of the Corporation,  ~~or~~ any Vice Chairman~~, Group President,~~or  ~~Senior~~  any Executive Vice President may sign and may from time to time designate the officers, employees or agents of the corporation who shall have authority to sign deeds, contracts, satisfactions, releases, and assignments of mortgages, and all other documents or instruments in writing to be made or executed by the corporation.

            Section 5.16.   ~~Compensation of Officers and Employees.  The board of directors shall fix compensation of officers and may fix compensation of other employees from time to time.  No officer shall be prevented from receiving a salary by reason of the fact that such officer is also a director of the corporation.~~

            ~~Section 5.17.~~  Voting of Shares Held by Corporation.  Shares of another corporation or interests in another entity held by this corporation may be voted in person or by proxy by the Chief Executive Officer, by the President of the Corporation, by a Vice Chairman~~, by a Group President, by a Senior Executive Vice President~~, by an Executive Vice President, or by a Senior Vice President.

ARTICLE XI

 ~~VOTING OF SHARES OF ANOTHER CORPORATION~~

            ~~Shares of another corporation held by this corporation may be voted by the Chief Executive Officer, by the President of the Corporation, by the Senior Executive Vice President, by an Executive Vice President, or by a Senior Vice President, or by proxy appointment form executed by any of them, unless the directors by resolution shall designate some other person to vote the shares.~~

 ~~ARTICLE XII~~

AMENDMENTS TO BYLAWS

            These bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the board of directors, subject to the concurrent power of the shareholders, by at least two-thirds affirmative vote of the shares of the corporation entitled to vote thereon, to alter amend or repeal these bylaws or to adopt new bylaws.